UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2006

NTL Incorporated

(Exact name of Registrant as specified in its charter)

Delaware	File No. 000-50886	52-3778427
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

909 Third Avenue, Suite 2863, New York, New York 10022

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, including Area Code: (212) 906-8440

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01	Entry into a Material Definitive Agreement
Item 8.01	Other Events

SIGNATURES

Exhibit 99.1	Press Release dated July 10, 2006

Item 1.01                                             Entry into a Material Definitive Agreement

On July 10, 2006, NTL Incorporated (the “Company”) executed an amendment agreement to its senior facilities agreement dated March 3, 2006 between, among others, the Company, certain of its subsidiaries (as Borrowers and/or Guarantors) and Deutsche Bank AG, London Branch, J.P. Morgan Plc, The Royal Bank of Scotland Plc and Goldman Sachs International (as Bookrunners and Mandated Lead Arrangers), pursuant to which:

(i)                                     an additional C Facility may be made available to NTL Investment Holdings Limited (“NTLIH”) in an aggregate principal amount of £300,000,000 for the purposes of refinancing (in part) certain bridge facilities of the NTL group. The C Facility, the principal of which will be repayable in seven years, will be guaranteed by NTL Cable plc, such guarantee obligations having the benefit of second ranking security over the shares in NTLIH and certain intercompany indebtedness between NTLIH and NTL Cable plc; and

(ii)                                  as a result of the syndication process of the existing senior facilities, certain pricing and tranching amendments have been made to the existing B Facilities. The amended provisions are as follows:

Facility	Principal Amount	Interest Margin
B2	£350,652,430	2.125%
B3	€500,000,000	2.000%
B4	$650,000,000	2.000%

For the avoidance of doubt, the comparable terms of the A, A1 and B1 Facilities remain unchanged as follows:

Facility	Principal Amount	Interest Margin
A	£3,350,000,000	1.875%
A1	£175,000,000	1.875%
B1	£300,000,000	2.125%

Item 8.01                                             Other Events

Filing of registration statement for £300 million senior note offering; commitments sought for £300 million in C Facility.

On July 10, 2006, the Company filed a registration statement with the SEC for the sale of £300 million of U.S. dollar and pound sterling denominated ten year notes to be issued by its subsidiary, NTL Cable PLC. The Company also announced that NTL Cable PLC’s subsidiary, NTLIH, is seeking commitments for an additional £300 million in senior debt under its new C Facility.

The press release issued by the Company with respect to these matters is attached as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 11, 2006	NTL INCORPORATED

	By:	/s/ Jacques Kerrest
Jacques Kerrest
Treasurer

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release dated July 10, 2006